Exhibit 99.1

    Swift Energy Announces 2003 Second Quarter Net Income Doubled
           to $7.2 Million or $0.26/Share with Record Total
               Quarterly Production up 5% to 13.3 Bcfe

    HOUSTON--(BUSINESS WIRE)--Aug. 6, 2003--Swift Energy Company (NYSE:SFY) (PCX:SFY) announced today that as a result of increased production and higher realized prices, its net income increased 101% for the second quarter of 2003 to $7.2 million, or $0.26 per diluted share, compared to $3.6 million, or $0.13 per diluted share, in the second quarter of 2002.
    Total quarterly production of 13.3 billion cubic feet equivalent ("Bcfe"), including both domestic (8.5 Bcfe) and New Zealand (4.8
Bcfe) production, reached record levels. This is an increase of 5% from the 12.7 Bcfe (8.9 Bcfe domestic and 3.8 Bcfe New Zealand) reported in the second quarter of 2002. Production growth in the second quarter of 2003 resulted predominately from additional production at Lake Washington and in New Zealand. Total production in the second quarter of 2003 increased 3% from 12.9 Bcfe in the first quarter of 2003.
    Total revenues for the second quarter totaled $50.7 million, an increase of 31% from revenues of $38.6 million during the second quarter of 2002. Cash flow before changes in working capital (a non-GAAP measure) increased 32% to $26.7 million ($0.98 per diluted share) in the second quarter of 2003, compared to $20.3 million ($0.75 per diluted share) in the second quarter of 2002. Net cash provided by operating activities for the second quarter 2003 was $26.7 million compared to $24.8 million for the 2002 period. (See the accompanying schedules for a reconciliation of GAAP to non-GAAP measures.)
    Terry Swift, President and CEO of Swift Energy Company, noted, "The second quarter results demonstrate the continued improvement in the quality of our reserves and production base as well as our ability to deliver organic growth. We are making good progress toward accomplishing our strategic and operational goals for 2003. Supported by our increasing production, we believe we will reduce our unit costs by year-end. We also believe that the momentum we are creating with our drilling program will lead us into another year of drill-bit oriented reserves and production growth in 2004."

    Six-Month Results

    Through the first six months of 2003, production totaled 26.1 Bcfe, an increase of 5% from 25.0 Bcfe seen last year for the same period. Total revenues for the first six months of 2003 were $104.2 million, up 43% from $72.9 million during the same period last year. During the first half of 2003, net income before accounting change (excluding the effect of SFAS 143 implemented January 1, 2003) increased 168% to $17.7 million ($0.65 per diluted share) from $6.6 million ($0.25 per diluted share) in the first half of 2002. Net income during this same period was $13.3 million or $0.49 per diluted share including the cumulative effect of this accounting change. Cash flow before changes in working capital (a non-GAAP measure) increased 84% in the first half of 2003 to $58.4 million ($2.13 per diluted share) from $31.7 million ($1.21 per diluted share) in the same period in 2002. Net cash provided by operating activities for the first half of 2003 increased 50% to $53.5 million ($1.96 per diluted share) from $35.6 million ($1.36 per diluted share) in the 2002 period. Increased revenues, net income and cash flow in 2003 are primarily the result of higher commodity prices, plus our increased production.

    Expenses

    Lease operating expenses, before severance and ad valorem taxes, were $0.69 per thousand cubic feet equivalent ("Mcfe") during the second quarter of 2003, an increase of 25% compared to $0.55 per Mcfe in the same quarter of 2002. The increase was predominately due to significant Lake Washington facility enhancements and workovers during the quarter, as well as scheduled plant shut-downs for maintenance in New Zealand. General and administrative costs increased to $0.25 per Mcfe during this quarter compared to $0.20 per Mcfe in the same quarter of 2002. This increase was mainly attributable to front-end costs associated with the increased activity at Lake Washington, continued transition away from partnerships and corporate governance expenses. Depreciation, depletion and amortization was $1.18 per Mcfe in the second quarter 2003 compared to $1.13 per Mcfe in the comparable quarter last year, and interest expense was $0.50 per Mcfe compared to $0.48 per Mcfe for the same periods. Also, severance and ad valorem taxes were up appreciably due to higher commodity prices.

    Production

    Domestic production increased 10% to 8.5 Bcfe from first quarter 2003 production of 7.7 Bcfe, demonstrating growth for the second consecutive quarter. Domestic production during the second quarter of 2003 decreased 4% from production of 8.9 Bcfe during the second quarter of 2002. Crude oil accounted for 48% of domestic volumes in the second quarter of 2003, with 42% coming from natural gas and 10% from natural gas liquids.
    In New Zealand, Swift Energy New Zealand ("SENZ") produced 4.8 Bcfe in the second quarter 2003, a 26% increase over production in the same quarter last year. Production was down 7% from first quarter 2003 levels primarily as a result of scheduled plant maintenance at both the TAWN and Rimu processing facilities. Natural gas accounted for 73% of these volumes produced in New Zealand.
    Combined production volumes for the second quarter 2003 from both domestic and New Zealand activities were 53% natural gas, 37% crude oil and 10% natural gas liquids.

    Pricing

    Commodity prices for the second quarter were down compared to prices in the first quarter of 2003 but were up substantially over prices in the second quarter in 2002. Realized domestic natural gas prices received in the second quarter of 2003 were $5.15 per thousand cubic feet ("Mcf"), up 46% from $3.53 per Mcf received in the second quarter of 2002, but down 15% from prices in the first quarter of 2003. Similarly, average domestic crude oil prices in the second quarter this year were down 14% to $28.25 per barrel compared to prices in the first quarter of 2003, but 12% higher than prices for the same quarter last year. Domestic prices for natural gas liquids also increased when compared to those in the comparable period last year, with a composite average domestic price of $4.71 per Mcfe for the second quarter of 2003, which was 34% more than the $3.52 per Mcfe received in the same quarter of 2002.
    In New Zealand, SENZ has seen its average realized price increase for six straight quarters due to a combination of higher crude oil prices in some quarters, a beneficial currency exchange rate during this period and additional natural gas sales above minimum contract amounts in a tightening New Zealand gas market. The composite average price for New Zealand in the second quarter 2003 was $2.28 per Mcfe, a 23% increase over prices received in the second quarter of the previous year. Similar increases over prices received in the same quarter last year were seen on an individual product basis, with SENZ receiving an average price of $1.75 per Mcf for its natural gas in the second quarter of 2003, a 29% increase from $1.36 received in the second quarter of 2002; $26.68 per barrel of crude oil in the second quarter of 2003, up 7% from $25.01 per barrel averaged in the 2002 period; and $13.36 per barrel for natural gas liquids in the second quarter of 2003, a 19% increase from $11.18 per barrel averaged in the second quarter of 2002.

    Domestic Operations

    Swift Energy successfully drilled all 19 wells in the second quarter, with all but five of these successful wells drilled in the Lake Washington Field. Two of the 19 wells were exploration wells. Four wells were drilled in the AWP Olmos area in McMullen County, Texas and one non-operated well was drilled in the Garcia Ranch area of Kenedy County, Texas. Since the end of the second quarter the company has drilled four additional wells. Three of the wells were in the Lake Washington Field, with one being unsuccessful. The fourth was an unsuccessful well in the Garcia Ranch area. Year-to-date, the Company has successfully drilled 34 of 42 wells domestically, for an overall success ratio of 81%. Currently, the Company is drilling two wells in the Lake Washington area and plans to commence further drilling operations in the Garcia Ranch area, AWP Olmos area and the Brookeland Field in Newton County, Texas later in the third quarter.
    Swift Energy also reported that production from its interests in the Lake Washington Field averaged over 8,500 gross (7,000 net) barrels of oil per day for the month of July 2003. As previously announced on July 8, 2003, an increase of approximately 15% in the Company's capital budget will be used in part to increase the facility capacity at Lake Washington to approximately 20,000 gross barrels per day. Facility upgrades are continuing on schedule in the field and are expected to be completed during the fourth quarter. The Company plans to drill a total of 60 to 70 wells in the Lake Washington area during 2003.

    New Zealand Operations

    In New Zealand, the Kauri-A4 well began producing into the Rimu Production Station ("RPS") in mid-July. This well is currently producing at a rate of approximately 3,000 Mcf and 140 barrels of condensate per day from the Kauri Sand. The Kauri-E1 well was drilled during the second quarter to a depth of approximately 8,777 feet true vertical depth in a deviated hole and encountered the Kauri Sand. Pipe has been set in the Kauri-E1 well, and it will be fracture stimulated later this quarter. The Kauri-E2 well, also targeting the Kauri Sand, is now drilling and expected to be completed this month. Following the drilling and completion of this well, a fracture stimulation program is planned to improve production from the Rimu/Kauri area. Re-entry of the Tuihu exploration well is planned for the second half of the year targeting the Tariki Sands. Swift will operate this well and has a 50% working interest.
    As previously announced, SENZ has entered into a new agreement with Genesis Power for the sale to Genesis of up to 8 petajoules of natural gas (approximately 7.2 billion cubic feet) per year over a three-year period beginning July 8, 2003. The natural gas deliveries will be used by Genesis Power at its Huntly Power Station, New Zealand's largest thermal power station.

    Price Risk Management

    Swift Energy also announced that since its last update on July 8, it has continued to enter into additional price risk management transactions. The Company recently purchased additional crude oil floors, which cover 60,000 barrels in September and October and 30,000 barrels in November, all at a strike price of $27.50 per barrel.

    Earnings Conference Call

    Swift Energy Company will announce second quarter earnings results today, August 6, 2003 at 9:00 a.m. CDT via a conference call. The dial-in number is 973-339-3086. Please dial-in five to ten minutes prior to the start of the call. A pass code is not required to participate in this call. The digital replay number is 973-341-3080 (Pin# 4017983) and will be available until August 14, 2003. In addition, this call will be webcast 'live' and archived through our website at http://www.swiftenergy.com.

    Swift Energy Company engages in developing, exploring, acquiring, and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Texas and Louisiana and onshore oil and natural gas reserves in New Zealand. Founded in 1979 with headquarters in Houston, Texas, the Company has consistently grown its proved oil and gas reserves, production, and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and lately availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.



                         SWIFT ENERGY COMPANY
                     SUMMARY FINANCIAL INFORMATION
                              (UNAUDITED)
            In Thousands Except Per Share and Price Amounts

                    Three Months Ended          Six Months Ended
                         June 30,                   June 30,
                 ------------------------- --------------------------
                                   Percent                    Percent
                    2003     2002   Change     2003     2002   Change
                 -------- -------- ------- --------- -------- -------
Revenues
Oil & Gas Sales  $50,909  $38,331      33% $105,760  $64,944      63%
Other               (191)     239      NM    (1,542)   7,980      NM
                 -------- --------         --------- --------
Total Revenue    $50,718  $38,570      31% $104,218  $72,924      43%

Net Income
 Before
 Accounting
 Change(1)        $7,221   $3,584     101%  $17,706   $6,604     168%

Basic EPS,
 Before
 Accounting
 Change            $0.26    $0.13      96%    $0.65    $0.26     153%

Diluted EPS,
 Before
 Accounting
 Change            $0.26    $0.13      96%    $0.65    $0.25     159%

SFAS 143
 Accounting
 Change              ---      ---            $4,377      ---      NM
   Per Share         ---      ---             $0.16      ---      NM

Net Income        $7,221   $3,584     101%  $13,330   $6,604     102%
Basic EPS          $0.26    $0.13      96%    $0.49    $0.26      94%

Diluted EPS        $0.26    $0.13      96%    $0.49    $0.25      95%

Net Cash
 Provided By
  Operating
   Activities    $26,723  $24,752       8%  $53,522  $35,586      50%

Net Cash
 Provided By
  Operating
   Activities,
   Per Diluted
   Share           $0.97    $0.92       6%    $1.96    $1.36      44%

Cash Flow Before
 Working Capital
   Changes(2)
    (non-GAAP
    measure)     $26,742  $20,274      32%  $58,384  $31,736      84%
Cash Flow Before
 Working
   Capital
    Changes,
    Per Diluted
    Share          $0.98    $0.75      30%    $2.13    $1.21      76%

Weighted Average
  Shares
   Outstanding
   (WASO)         27,311   26,566       3%   27,277   25,724       6%

EBITDA(2) (non-
 GAAP measure)   $33,625  $25,940      30%  $71,661  $48,455      48%

Production
 (Bcfe):            13.3     12.7       5%     26.1     25.0       5%
  Domestic           8.5      8.9     (4%)     16.2     18.6    (13%)
  New Zealand        4.8      3.8      26%      9.9      6.4      55%

Realized Price
 ($/Mcfe):         $3.84    $3.02      27%    $4.05    $2.60      56%
  Domestic         $4.71    $3.52      34%    $5.17    $2.90      79%
  New Zealand      $2.28    $1.86      23%    $2.22    $1.75      27%

(1) SFAS 143 - Statement of Financial Accounting Standards No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations," which requires companies to record the present value of estimated future abandonment obligations as a liability, with a corresponding entry to oil and gas assets.

(2) See reconciliation on page 9. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.



                         SWIFT ENERGY COMPANY
                   SUMMARY BALANCE SHEET INFORMATION
                             In Thousands

                                       As of              As of
                                   June 30, 2003    December 31, 2002
                                    (Unaudited)
                                  ---------------   -----------------

        Assets:
Current Assets:
  Cash and Cash Equivalents               $2,126              $3,816
  Other Current Assets                    34,100              25,952
                                  ---------------   -----------------
    Total Current Assets                  36,226              29,768

Oil and Gas Properties                 1,283,329           1,220,237
Other Fixed Assets                        10,047               9,596
Less-Accumulated DD&A                   (534,826)           (504,324)
                                  ---------------   -----------------
                                         758,550             725,509
Other Assets                              10,018              11,729
                                  ---------------   -----------------
                                        $804,794            $767,006
                                  ===============   =================

         Liabilities:
Current Liabilities                      $47,056             $46,884
Long-Term Debt                           331,812             324,272
Deferred Income Taxes                     36,270              30,777
Asset Retirement Obligation                9,520                 ---
Stockholders' Equity                     380,135             365,073
                                  ---------------   -----------------
                                        $804,794            $767,006
                                  ===============   =================

               Note: Items may not total due to rounding



                         SWIFT ENERGY COMPANY
                 SUMMARY INCOME STATEMENT INFORMATION
                              (UNAUDITED)
                 In Thousands Except Per Mcfe Amounts

                                Three Months Ended   Six Months Ended

                                June 30,       Per   June 30,     Per
                                   2003        Mcfe     2003      Mcfe
                               ------------ -------  --------- -------

Revenues:
  Oil & Gas Sales                  $50,909  $ 3.84   $105,760  $ 4.05
  Other Revenue                       (191)  (0.01)    (1,542)  (0.06)
                                    -------  ------   --------  ------
                                    50,718    3.82    104,218    3.99
                                    -------  ------   --------  ------

Costs and Expenses:
  General and administrative,
   net                               3,338    0.25      6,895    0.26
  Depreciation, Depletion &
   Amortization                     15,677    1.18     30,588    1.17
  Accretion of asset retirement
   obligation                          202    0.02        417    0.02
  Oil & Gas Production Costs         9,172    0.69     16,485    0.63
  Severance & Ad Valorem
   Taxes/Royalty                     4,583    0.35      9,177    0.35

    Total Costs & Expenses          39,644    2.99     76,920    2.94
                                    -------  ------   --------  ------


Income before Income Taxes &
 Change in
   Accounting Principle             11,074    0.83     27,298    1.04
Provision for Income Taxes           3,852    0.29      9,591    0.37
                                    -------  ------   --------  ------
Income Before Changes in
   Accounting Principle            $ 7,221  $ 0.54   $ 17,706  $ 0.68
Cumulative Effect of Change in
   Accounting Principle (SFAS
    143)                               ---      --      4,377    0.17
                                    -------  ------   --------  ------
Net Income                         $ 7,221  $ 0.54   $ 13,330  $ 0.51
                                    =======  ======   ========  ======


Additional Information:
  Capital Expenditures             $35,926           $ 62,261
  Capitalized General &
   Administrative                  $ 2,124           $  4,669
  Capitalized Interest Expense     $ 1,747           $  3,494
  Deferred Income Tax              $ 3,722           $  9,460

               Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                 CONSOLIDATED STATEMENTS OF CASH FLOW
                              (UNAUDITED)
                             In Thousands

                                                   Six Months Ended,
                                                   June 30, June 30,
                                                      2003      2002
Cash Flows From Operating Activities:
  Net Income                                       $13,330    $6,604
  Adjustments to reconcile net income to net cash
       provided by operating activities -
  Cumulative effect of changes in accounting
   principle                                         4,377       ---
  Depreciation, depletion, and amortization         30,588    28,302
  Accretion of asset retirement obligation             417       ---
  Deferred income taxes                              9,460     3,585
  Gain on asset disposition                            ---    (7,333)
  Other                                                212       577
  Change in assets and liabilities -
      Increase in accounts receivable, excluding
       income taxes receivable                      (5,375)      (62)
        Increase in accounts payable and accrued
         liabilities                                   513     3,311
      Decrease in income taxes receivable              ---       600
                                                   -------- ---------

Net Cash Provided by Operating Activities           53,522    35,586
                                                   -------- ---------

Cash Flows From Investing Activities:
  Additions to property and equipment              (62,261) (102,632)
  Proceeds from the sale of property and equipment     755     9,594
  Net cash distributed as operator of oil & gas
   properties                                       (1,956)   (6,750)
  Net cash distributed as operator of partnerships
   and joint ventures                                 (255)  (17,420)
  Other                                                (86)      195
                                                   -------- ---------

Net Cash Used in Investing Activities              (63,803) (117,012)
                                                   -------- ---------

Cash Flows From Financing Activities:
  Proceeds from long-term debt                         ---   200,000
  Net proceeds from (payments of) bank borrowings    7,500  (134,000)
  Net proceeds from issuance of common stock         1,091    31,249
  Payments of debt issuance costs                      ---    (6,166)
                                                   -------- ---------

Net Cash Provided by Financing Activities            8,591    91,083
                                                   -------- ---------

Net Increase (Decrease) in Cash and Cash
 Equivalents                                        (1,690)    9,657

Cash and Cash Equivalents at the Beginning of the
 Period                                              3,816     2,149
                                                   -------- ---------

Cash and Cash Equivalents at the End of the Period  $2,126   $11,806
                                                   ======== =========

               Note: Items may not total due to rounding



                         SWIFT ENERGY COMPANY
            Reconciliation of GAAP to non-GAAP Measures (a)
   Three and Six Month Periods ended June 30, 2003 and June 30, 2002
                              (UNAUDITED)
                             In Thousands

    Below is a reconciliation of EBITDA to Net Income and Cash Flow Before Working Capital Changes to Net Cash Provided by Operating Activities.
                                              Three Months Ended,
                                               June 30, June 30,
                                                   2003     2002
NET INCOME TO EBITDA RECONCILIATIONS:

   Net Income                                   $7,221   $3,584  101%
   Provision for Income taxes                    3,852    1,935
   Cumulative Effect of Accounting Change           --       --
   Interest Expense, Net                         6,673    6,080
   Depreciation, Depletion & Amortization &
    ARO                                         15,879   14,342
                                               -------- --------
EBITDA                                         $33,625  $25,940   30%
                                               ======== ========



                                                Six Months Ended,
                                                June 30, June 30,
                                                   2003     2002

   Net Income                                  $13,330   $6,604  102%
   Provision for Income taxes                    9,591    3,589
   Cumulative Effect of Accounting Change        4,377       --
   Interest Expense, Net                        13,358    9,960
   Depreciation, Depletion & Amortization &
    ARO                                         31,005   28,302
                                               -------- --------
EBITDA                                         $71,661  $48,455   48%
                                               ======== ========



                                               Three Months Ended,
                                                June 30, June 30,
                                                    2003     2002
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities       $26,723  $24,752   8%
  Increases and Decreases In:
   Accounts Receivable, net of taxes             (1,702)     180
   Accounts Payable and Accrued Liabilities       1,720   (4,658)
   Income Taxes Receivables                         ---      ---
                                                -------- --------
Cash Flow Before Working Capital Changes        $26,742  $20,274  32%
                                                ======== ========


                                                Six Months Ended,
                                                June 30, June 30,
                                                    2003     2002

Net Cash Provided by Operating Activities       $53,522  $35,586  50%
  Increases and Decreases In:
   Accounts Receivable, net of taxes              5,375       62
   Accounts Payable and Accrued Liabilities        (513)  (3,311)
   Income Taxes Receivables                         ---     (600)
                                                -------- --------
Cash Flow Before Working Capital Changes        $58,384  $31,736  84%
                                                ======== ========

(a) GAAP--Generally Accepted Accounting Principles

               Note: Items may not total due to rounding



                         SWIFT ENERGY COMPANY
                        OPERATIONAL INFORMATION
          QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                              (UNAUDITED)


                               Three Months           Three Months
                                   Ended,                Ended,
                              ---------------         ---------------
                                              Percent         Percent
                               June   March   Change  June    Change
                                30,     31,            30,
                               2003    2003           2002
                              ------- ------- ------- ------- -------

Total Company Production:
   Oil & Natural Gas
    Equivalent (Bcfe)          13.28   12.86       3%  12.68       5%
    Natural Gas (Bcf)           7.08    7.68     (8%)   6.66       6%
    Crude Oil (MBbl)             822     690      19%    673      22%
    NGLs (MBbl)                  211     173      22%    329    (36%)

Domestic Production:
   Oil & Natural Gas
    Equivalent (Bcfe)           8.49    7.71      10%   8.88     (4%)
   Natural Gas (Bcf)            3.59    3.64     (1%)   3.80     (6%)
   Crude Oil (MBbl)              676     578      17%    569      19%
   NGLs (MBbl)                   140     100      40%    279    (50%)

New Zealand Production:
   Oil & Natural Gas
     Equivalent (Bcfe)          4.79    5.16     (7%)   3.79      26%
   Natural Gas (Bcf)            3.48    4.04    (14%)   2.86      22%
   Crude Oil (MBbl)              146     112      30%    104      40%
   NGLs (MBbl)                    72      73     (1%)     51      41%


Total Company Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)               $3.84   $4.26    (10%)  $3.02      27%
   Natural Gas ($/Mcf)         $3.47   $3.71     (6%)  $2.60      33%
   Crude Oil ($/Bbl)          $27.97  $32.73    (15%) $25.11      11%
   NGLs ($/Bbl)               $15.81  $21.90    (28%) $12.52      26%

Domestic Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)               $4.71   $5.68    (17%)  $3.52      34%
   Natural Gas ($/Mcf)         $5.15   $6.03    (15%)  $3.53      46%
   Crude Oil ($/Bbl)          $28.25  $32.80    (14%) $25.13      12%
   NGLs ($/Bbl)               $17.07  $28.47    (40%) $12.77      34%

New Zealand Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)               $2.28   $2.15       6%  $1.86      23%
   Natural Gas ($/Mcf)         $1.75   $1.62       8%  $1.36      29%
   Crude Oil ($/Bbl)          $26.68  $32.36    (18%) $25.01       7%
   NGLs ($/Bbl)               $13.36  $12.89       4% $11.18      19%




                         SWIFT ENERGY COMPANY
                   THIRD QUARTER AND FULL YEAR 2003
                          GUIDANCE ESTIMATES

            In Thousands Except Per Production Unit Amounts

                           Actual       Guidance            Guidance
                       For Second      For Third            For Full
                    Quarter  2003   Quarter 2003           Year 2003
Description

Production Volumes
 (Mcfe)                    13.3       13.0 - 14.0        53.0 - 56.0
    Domestic Volumes
     (Mcfe)                 8.5         8.5 - 9.0        34.0 - 37.0
    New Zealand
     Volumes (Mcfe)         4.8         4.5 - 5.0        19.0 - 20.0
Production Mix:
  Domestic
    % Natural Gas            42%         36% - 40%          30% - 34%
    % Crude Oil              48%         52% - 58%          58% - 62%
    % Natural Gas            10%          8% - 12%           8% - 12%
     Liquids

  New Zealand
    % Natural Gas            73%         70% - 75%          73% - 77%
    % Crude Oil              18%         15% - 20%          15% - 20%
    % Natural Gas             9%          5% - 10%           7% - 10%
     Liquids

Product Pricing (Note 1):
Domestic Pricing:
    Natural Gas (per Mcf)
       NYMEX differential
        (Note 2)         -$0.25  -$0.25 to -$0.35   -$0.25 to -$0.35
    Crude Oil (per Bbl)
       NYMEX differential
        (Note 3)         -$0.66  -$1.50 to -$2.00   -$1.50 to -$2.00
    NGLs (per Bbl)
       Percent of
        NYMEX Crude          59%         45% - 55%          45% - 55%
New Zealand Pricing:
    Natural Gas (per
     Mcf) (Note 4)        $1.75    $1.65 to $1.75     $1.70 to $1.80
    Crude Oil (per Bbl)
        NYMEX
         differential
         (Note 3 & 5)    -$2.23  -$2.50 to -$3.50   -$2.50 to -$3.50
    NGLs (per Bbl)
        Contract
         Price (Note 6)  $13.36  $11.00 to $13.00   $11.00 to $13.00

Oil & Gas Production Costs:
  Domestic
    Lease Operating
     Costs (per Mcfe)     $0.76     $0.72 - $0.77      $0.65 - $0.70
    Severance & Ad
     Valorem Taxes
     (as % of Revenue
      dollars)              9.2%   10.0 % - 11.0 %    10.0 % - 11.0 %
  New Zealand
    Lease Operating
     Costs (per Mcfe)     $0.57     $0.42 - $0.46      $0.40 - $0.44
    Government
     Royalty
     (as % of Revenue
      dollars)              8.4%     8.5 % - 9.0 %      8.5 % - 9.0 %



                         SWIFT ENERGY COMPANY
                   THIRD QUARTER AND FULL YEAR 2003
                          GUIDANCE ESTIMATES
           (In Thousands Except Per Production Unit Amounts)

                      Actual
                         For
                      Second           Guidance             Guidance
                     Quarter          For Third             For Full
Description             2003       Quarter 2003            Year 2003
Other Costs:
    G&A/Mcfe           $0.25      $0.24 - $0.27        $0.24 - $0.26
    Interest
     Expense/Mcfe      $0.50      $0.47 - $0.51        $0.47 - $0.51
    DD&A/Mcfe          $1.18      $1.16 - $1.21        $1.15 - $1.20

Supplemental Information:
Capital Expenditures
    Operations       $35,926  $50,000 - $55,000  $130,000 - $150,000
    Acquisition/
      Dispositions, net   $0       $0 - ($5,000) ($5,000) - ($15,000)
Capitalized G&A       $2,124    $2,300 - $2,700     $9,200 -$ 10,600
Capitalized Interest  $1,747    $1,600 - $1,800      $6,400 - $6,800

Basic Weighted
 Average Shares       27,311    27,300 - 27,600      27,300 - 27,800
Diluted Computation:
    Weighted Average
     Shares           27,419    27,400 - 28,000      27,400 - 28,000

Effective Tax Rate        35%                36%                  36%
Deferred Tax
 Percentage

                          99%                98%                  98%

Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).

Note 2: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.

Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of domestic crude oil sales.

Note 4: Fixed contractual prices with Contact Energy and Genesis Power in New Zealand plus some sales at prices in excess of contracted amount.

Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.

Note 6: Fixed contractual price with RockGas Limited in New Zealand.



    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and lately availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


            16825 Northchase, Suite 400, Houston, TX 77060
                      http://www.swiftenergy.com


    CONTACT: Swift Energy
             Scott Espenshade, 281-874-2700 or 800-777-2412
             http://www.swiftenergy.com